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The following is a transcript of a conversation hosted by Tom Ryan of Welcome to the Arena and Will Ulrich, Founder and Co-Chief Executive Officer of PIH, published on February 25, 2026.

Welcome to the Arena Hosted Conversation with Presidio

Tom: Hey there, it’s Tom Ryan, founder and CEO of ICR. Before we get into the next episode, I wanted to ask that you subscribe to the show. It’ll help us get even more unique and interesting guests on the podcast, and in turn, continue to educate management teams and the growing ecosystem that creates value for fast growing private and public companies.

And while you’re at it, head over to Apple podcasts and leave us a five star rating. Very much appreciated.

Will: We are the first public company with this strategy, which is really just a pure play cash flow from existing operations and generate additional income out of efficiencies from the assets, rather than drilling.

Will: For most companies in the oil industry, drilling new wells is a major part of their business strategy. But today’s company is taking a very different tack.

Will: We go and acquire existing producing wells. So as the industry continues to kind of drill out their inventory, it creates additional runway for us over the next, you know, 3, 5, 10 years rather than drilling.

Tom: My name is Tom Ryan, and this is Welcome to the Arena, the ICR Podcast.

Each week I sit down with today’s business leaders to give you an inside scoop on some of America’s most prosperous public companies, their origins, their challenges, and the keys to their success.

Today’s guest is Will Ulrich, co-CEO of Presidio.

Tom: Will has served as co-CEO since founding the company in 2017 alongside his partner Chris Hammack. He has over 15 years of energy experience and is focused on using technology and best practices to drive behavioral change in the oil patch.

Tom: Will graduated from Harvard with a degree in economics and began his career as a banker.

Tom: But his mission now is to generate the oil industry’s best return on capital by delivering the industry’s lowest operating expenses, highest profitability and best emissions profile.

Tom: Let’s enter the arena, with Will Ulrich.

Tom: As I said in my introduction, you’ve been in the industry for 15 years or so.

Will: Mm-hmm.

Tom: What did you and Chris, your co-founder, see in the marketplace, like in 2016 where you looked at each other and said like, we’re going for this, we’re gonna do it?

Will: Yeah, so Chris and I were friends for a while, and, uh, in 2016 the industry was going through a real downturn. It was not a pleasant place to be, and he and I had always talked about starting a business together, and we thought that it was a, a good time to go do it. And we started with. A really, uh, blank piece of paper.

And we looked up and down the value chain and where people were investing their capital in oil and gas at that time was mainly in what I call more venture capital. So it was developing undeveloped properties. It was buying acreage in areas and testing it, trying to prove out new concepts for, uh, drilling and for development, and then selling those businesses to larger companies.

Uh, once they were proven out and the prices as a result, because that was where 95% of the capital was flowing, pricing in that, in that area was, was really bid up. And honestly, there were just a lot of way, a lot of things that had to go right in order for that strategy, uh, to work. and Chris and I tend to come at things with a bit of a contrarian angle, was to say, let’s go into that area where only 5% of the people are looking.

Uh, and let’s go, uh, discover some real value. and see what we can do in terms of building a strategy that, generates long-term value consistently, and frankly doesn’t rely on the drilling that most of our business, relies on to make money. And so as a result, we ended up targeting just existing cash flowing properties, starting in 2018, but then over the next several years in conjunction with, our partners at Morgan Stanley.

We put, I think over $600 million to work buying cash flow, and buying these, producing oil and gas properties at relatively attractive valuations. But the way that we really outperformed the market was through, our secret sauce, which is the extreme optimization of those wells. And so we were able to go and make the production more efficient, as well as cut operating expenses from the acquired, properties by 50, 60, 70% within a relatively short period of time.

Which is what really enabled us to outperform as a private company over the last seven years here.

Tom: Yeah, you’re like in a totally different business, right? I mean, it’s just, just not what the drilling and the infrastructure and the risk and all that.

Will: Yeah. Presidio has never drilled an oil and gas well. We have no intentions to drill an oil and gas well, and yet we’ve been able to generate, the industry’s leading returns over the last, seven years here. So it’s an exciting value proposition.

It’s been an incredibly successful private company and then through this combination with EQV, we had the opportunity to take the business public and to expand the story into broader markets. And so we’re really excited about that.

Tom: Yeah, so let’s talk about that. Uh, EQV Ventures Acquisition Corp., taking you public. They have experience in oil and gas assets as well. Maybe talk a little bit a bit about why they’re a good fit. What do they bring to the table and kind of proforma, what does this thing look like?

Will: Yeah, they do have, similar backgrounds actually, which is great. So they raise their SPAC back in the summer of 2024, and we almost immediately started talking to them as we knew that the long-term vision for this business was to get it public. We wanted to have access to permanent capital.

It’s such a unique story and the business model, provides a real. Differentiated value proposition for investors. But in addition to the potential for long-term equity appreciation, which we’ve been able to generate as a private company, but also in particular for, public investors, we offer a steady income from a, a yield.

And so when we looked at going public, the traditional IPO route has been a challenging one for energy companies over the last several years, just. Not companies in our business model, companies in, in the standard kind of drilling and development model have underperformed the market and have created a situation where, you know, there’s not a lot of appetite for new issues.

And in fact, at the same time it’s really the opposite. So there’s been a significant amount of mergers within the public space, and public companies within oil and gas are going away. And so we’ve lost, I think 30% of public companies in the oil and gas space over the last few years. But we did want to take the company public and, and the way to do it was we thought, you know, the best execution was gonna come through the guise of the SPAC.

Tom: Where are you regionally? Where are the wells? How many are you going to kind of have off the bat when the deal is closed?

Will: Yeah, we operate over 2000 wells, mainly in Texas and Oklahoma. The area of our, our world is called the Anadarko Basin, and specifically we’re generally in the Western Anadarko Basin. We’re very much a consolidation, and acquisition growth story. So this is a roll up strategy and we’ll be looking, you know, across Texas, Oklahoma, Arkansas, Louisiana, those areas for additional acquisition opportunities.

Tom: Yeah. I know the investor materials, you say a, which I thought was a, a great quote, as the capital intensive shale era gives way to a more disciplined focus on returns. I mean, is this like an industry wide mindset or is it kind of a very small group, namely you guys kind of doing something like this?

Will: Yeah, we were the first business to pursue this strategy privately, there has been other capital that’s been raised and other competitors who, uh, really were created after, Presidio came out and started making our first acquisitions. Now we are the first public, company with this strategy, which is really just a pure play cash flow from existing operations and generate, additional income out of efficiencies from the assets, rather than drilling. But the reality is when you look at, you know, the energy landscape today, we’ve had such success growing production domestically, and you hear about that all the time that the US is now, you know, one of the largest producers of both oil and natural gas in the world. Which really, you know, creates incredible strength for us, but also has resulted in the consumption of a lot of those drilling locations.

And so, you know, the more undeveloped locations that turn into developed locations. It’s a major issue for the industry right now. And everybody talks about their lack of inventory and, you know, economic wells and what the kind of number of years of inventory are that are left over for additional growth.

That issue for the industry is exactly the inverse to us and is a benefit to us, which is as they develop those assets, it becomes feedstock for our acquisition platform where we go and acquire existing producing wells. So as the industry continues to kind of drill out their inventory, it creates additional runway for us over the next, you know, 3, 5, 10 years to continue to grow through our acquisitions.

Tom: So you know, there are a, a lot of investors that understand that, that are kind of part of this transaction, uh, JP Morgan investment management, I know major, major oil and gas company. Talk about that level of institutional backing and, and kind of what it, what it says about the path that you’re on.

Will: Yeah, when we announced the deal, we wanted it not to be just a kind of unfunded SPAC transaction where, you know, we were gonna go out and market and try to, you know, get the money in trust. After we announced it, we wanted to announce a deal that was really, you know, quote unquote fully financed, where we could show a real pathway towards being able to close and have a well-capitalized business at closing without having to rely on much of that cash in trust.

And so we were successful in raising an $85 million pipe. We had BP in that, uh, common equity as well as other high quality institutions. We raised preferred equity, to your point, from JP Morgan Investment Management. We have a standby credit facility from, uh, Citizens Bank, and then we’re leaving our existing investment grade, bonds outstanding, which are owned by, various insurance companies and, and pension funds.

So, you know, the company will be incredibly well capitalized at closing and allow us to go and execute on the acquisition growth story kind of right off the bat.

Tom: Yeah. I think another thing, uh, for listeners here to keep in mind that I thought was really notable, Presidio management and, um, Morgan Stanley Energy Partners, who I think was like your, maybe your original backing are rolling equity here. It’s not like everyone’s cashing out and it’s.

Will: Yeah. In fact, you know, Morgan Stanley will, they’ll roll about 20% of their stake in the company and, and cash out the balance. But management, uh, we’re rolling a hundred percent of the equity that we own in the private company into the public business.

Tom: Yeah. Maybe the most underappreciated part of the transaction from what I could see is the projected 13.5%. dividend yield. You know, growing up following stocks, I was a sell side analyst for a while. You know, when you get above five or six or 7%, that kind of means that no one believes you can sustain it.

This is completely different. Why don’t you talk about, uh, your philosophy on the dividend, and its sustainability over time.

Will: Yeah, we’re the first de-SPAC transaction in nearly a decade that will have a day one cash dividend. So we’re excited to bring that kind of differentiation to the market. The 13%, you know, it was really, if you think about where the, the peers trade is more like in the high single digit type yields. And the 13% kind of represents our quote unquote IPO discount, um, in getting the business public. And so I, I do think that there will be, as we mature as a public company, uh, you know, room for compression around, that dividend yield. Uh, what we wanted to do was, pay out an attractive dividend that would bring people into the name. Over time we would love for there to be a strong retail following in the stock, whereas right now we’re, you know, almost a hundred percent institutional and insiders. But I think that that dividend deals should be attractive. And as we get research covers picked up, et cetera, after closing, I think, uh, people will start to see more of the story and, and understand why, they should invest.

But the $1.35 is a fixed dividend. We demonstrate in our projections that just based on our existing assets, we can show, you know, clear line of sight for investors to be paid that for years. But this is very much a dividend growth story. And so as we think about how we’re gonna grow that dividend, we’re gonna grow it through acquiring, additional properties that are in and around the assets, that we already own, and then potentially in some other new basins as well.

And you can see the dividend growth, because we’re starting as a relatively small business that will emerge as a 700ish million dollars enterprise value. You know, adding two or $300 million of M&A onto our balance sheet, provides a real opportunity to step that dividend up fairly significantly.

And in fact, if you look at our investor materials, we show doing 200 million of acquisitions in our first year, 300 in our second year, 400 in our third year. And through that, we’re actually able to increase the dividend, uh, by more than double, in the projections up to $2 and 77 cents. So, you know, the 13% yield on the current assets is, you know, I think trading at a discount to where the peers trade and to where we would trade as kind of a mature public business.

But then once you build in the acquisition growth, which we are, you know, highly confident in being able to go and execute and execute well on, it’s our bread and butter. It’s what we do.

Tom: You’ve done it, you, you’ve done it. It’s not just words,

Will: Yeah, exactly. It’s a, you know, 28% yield on a dividend two years from now. So we’re pretty excited about that. And to your point on, you know, management being invested in the business, we’ll be large shareholders and we feel like we’re very aligned with all new shareholders who are coming in, and wanting to, you know, increase that dividend over time, but then also generate real, long-term equity returns in excess of our cost of capital, and as a result, have a, you know, long-term appreciation story.

Tom: Is like really unique, you know, it’s very, very impressive. Um, when you talk about, uh, your total addressable market, I know one of the things that was interesting to me is how much money was deployed, particularly by private equity and a lot of these assets, and the clock is ticking, you know, in terms of all the LPs want, want to turn that capital and, and get their money back.

Talk about kind of that your TAM and private equity, how it, played out over the last several years, which I have to think you and Chris, saw when you were forming this whole thing.

Will: Yeah. And honestly we’re a great example of it. Uh, so the, our partners at Morgan Stanley Energy Partners who, who backed us, and provided a, you know, in large part the equity capital for us to grow through acquisitions. That was a, I think, 2016 vintage fund. And so, you know, they were in year nine of the fund and were, you know, selling off portfolio companies and needing liquidity.

And so we were able to get them, you know, that liquidity through the, the SPAC transaction here. But in general, in 2016 and in that era there was probably, you know, at any given time, a hundred to $150 billion of equity raised for energy, private equity, just massive amounts of money that that really is what funded, you know, this massive production growth, uh, that we’ve, you know, experienced here in the U.S.

Um, once we ran into kind of two issues as an industry one, a lot of that development ended up, while it did increase production, it didn’t create production at, you know, rates of return that were attracted to investors. and then secondly, uh, ESG became a much bigger factor in creating headwinds, you know, for Oil & Gas in general, uh, in that time period.

So that, you know, a hundred to $150 billion pool of capital has subsequently shrunk. And today. You know, there’s maybe $20 billion of which half of that is tied up with one private equity fund. Uh, there are just a handful of guys who are left standing who have been able to continue to raise equity capital in the energy space and get backing from those LPs.

The other guys, uh, have existing investments and assets and things that they’re managing, but, uh, they haven’t been able to raise additional capital. So if you look at what their outcomes are, you know, they can put assets or companies into continuation vehicles, they can take companies public.

Tom: Can only do that for so long. Well, the continuation, you know, at some point you need liquidity.

Will: Yeah, exactly. And so, you know, the, the exciting thing for us is, you know, number one, you know, just my point earlier that as assets become more and more developed, it enters our wheelhouse for the type of asset that we wanna buy. Uh, and so our, you know, that total addressable market we think is probably in the $75 billion range of, you know, assets in general over the next five years.

And, you know, maybe, 40 billion of that, you know, are things that are really in our wheelhouse that we think will come out in the next few years. And if you keep going down, probably 15 billion is stuff that we’ll be looking at over the next 12 months. So the market is really quite large. And then our unique proposition for this, the private equity sellers, uh, is, you know, we are happy to offer cash, for the acquisitions, but also if they’re interested, we can offer equity and so they can take back equity, they can continue to participate in those assets as well as, you know, the broader assets that we own, continue to get exposure to commodities and other things that they might be looking for.

While at the same time, you know, being able to get some, uh, liquidity on the investment.

Tom: So we covered the company’s background and total addressable market, but a big part of Presidio’s success comes from their ability to drastically reduce operating costs on existing wells.

Tom: I asked Will to explain their strategy behind that, and get into the nitty gritty of how they actually achieve those reductions.

Will: If you think about our acquisition economics, the reason why this is compelling and another real differentiator from other competitors is there’s, there’s nobody else who does this kind of at the scale and with the consistency that we do.

Uh, but you know, the market rate for acquiring assets in today’s market, is probably a kind of 12 to 15% unlevered return. And then, you know, add some modest leverage and, you know, you’ll increase that two or 3%. Uh, so you know, you’re looking at kind of mid to high teens type returns, levered from these assets.

What we do with our value proposition, with being able to cut that operating expense, where in any deal that we look at there are going to be savings and they probably range from 35% to the lowest level up to if it’s an asset, directly offsetting, areas that we currently operate in, maybe 80% type cost cuts.

That’s going to lift up that mid to high teens, well into the twenties type levered equity returns. And so that is where we think that in addition to these assets being able to be kind of dividend decretive on day one, the fact that we’re able to invest that equity capital into the 20% type returns and our public equity cost is probably in the 10 to 12% range, you know, would suggest that over the long period we’re gonna see, some nice appreciation in the equity value.

You know, the way we do it, there’s a lot that goes into it. It’s a lot of little things, but the, the overarching thing is, our culture. So we operate very differently than any other oil and gas company. For the most part, oil and gas companies are operated in command and control structures.

And so you’ll have an engineer who’s in Fort Worth, or Dallas or Houston or Oklahoma City, who’s, effectively kind of dictating to the field, you know, how they should be operating their assets. We that entirely. So, you know, our goal is to push decision making down as far as possible in the organization.

And so for us, our key decision maker is a, uh, man or woman who’s driving around in a pickup truck and operating, you know, a set of 40 or 50 or 60 oil and gas wells in his area, uh, in the Texas panhandle or in western Oklahoma. And so what we realized we had to do with those with, in order to empower those guys to make good decisions, was to provide them with a lot of information, probably more than they’ve ever seen in their careers, uh, to distill it in ways that enable them to make effective decisions. Where we have built, uh, proprietary tech and things that allow them to, uh, really understand what’s going on in their business. And it is their business.

We call them small business owners, and you know, their job is to generate more profitability out of their small business than we’ve budgeted for. And to the extent that they achieve those goals or, uh, achieve things that, you know, they’re setting for themselves or improve profitability or improve cash flow on their, on their small business, we’ll pay them back a portion of what they create, through a field incentive plan, giving them the opportunity to double their annual incentive income, through that.

So you know, we’ve, we’ve kind of taken the way that the industry has operated for a long time and we flipped it on its head, and in a lot of ways it’s kind of back to a pre-sale mentality when it was really about just being the most efficient operator as opposed to, you know, drilling the most wells and increasing production the most.

Tom: I have to think the, the, the person that you just described who’s kind of managing 40 or 60 wells or whatever has to be like, so incredibly important. And you know, I, I would imagine there’s competition for that person and I, I think. It’s worth just, um, reiterating, you know, you these people can have life changing, uh, differences in their compensation, participate in the upside, and that’s how you get the best of the best, right?

Will: Yeah. We, we love, uh, our field guys. My business partner, Chris, you know, started his career as a field guy and so he always has a strong kinship with them. I have a lot of respect for the hard work that those guys do. We try to go above and beyond wherever we can. in addition to the, the, uh, field incentive plan, we pay for a hundred percent of their healthcare costs.

And try to, you know, create a real environment where they feel like, uh, you know, they’re empowered to go and make good decisions, and where they have the information to go and make good decisions. And then, uh, where they get kind of the, the full feedback on that is they then get rewarded, to the extent that they’re able to.

We call it our, our TCB, uh, which is taking care of business. That’s, uh –

Tom: I love –

Will: That’s the field motto. And everybody’s really bought in.

Tom: It’s like Elvis.

Will: It is. That’s where, that’s where we stole it, from Elvis.

Tom: The lightning bolt coming through it. I love it. Um,

Will: Our office. You’ll see TCB with the lightning bolts all over here.

Tom: You gotta get some swag going there, right? Un unless you’ve gotta pay the, the king’s, uh, estate for that. But, um, so you’re projecting a low production decline rate of 8% versus 24%. Peer average, which is amazing. What factors contribute to that kind of stability and uh, why is that so important for investors to understand?

Will: Yeah, so it’s the, it’s really the business model is driving that. So if you are an active development company, and so you’re drilling new wells, new wells decline at much higher rates than older wells. And so the average well in our portfolio today is probably about 15 years old, which means it’s been producing for a while.

Which means a few things. One, it’s out of that high decline phase, so it’s into this kind of 8%, uh, or less exponential decline. Two, it’s easily predictable. And so at this, you know, at this time in a well’s life, you know, you, there’s really no debate about what it’s gonna produce next month or next year, and five years from now, you can really plot it out, it’s, it’s physics. Uh, and our engineers do a good job with that. And then it’s obviously audited by third party engineers. But for us as a dividend company, it’s important because it, that’s what provides the stability around being able to, uh, pay this dividend to investors that, uh, is, you know, consistent and, and steady for the foreseeable future here. And then as well give us the cost of capital advantage as a result to be able to go and make those accretive acquisitions.

Tom: Yeah. And then, um, I read that I think 78% – I’m a PR guy, I’d round that to 80 – of your estimated production is hedge through ‘27. How does that support the business model and the dividend plan and how do you approach hedging beyond ‘27?

Will: Yeah. So we continue to hedge out through 2031. Um, so the way that we operate our business thematically is to put in place long-term hedging when we acquire an asset, which, you know, tends to be probably 80 to 85% of the production for five to seven years. Uh, and so we wanna protect the payback period on the acquisition economics.

We wanna protect the dividend during those years. We wanna protect ourselves from any sort of volatility around commodity prices, any, um, issues around leverage. We wanna be conservative around leverage and use hedges to protect ourselves to the extent that pricing goes down. And so we, have flexed in I think some of our investor materials basically showing, you know, the impact of 25% reductions in commodity prices.

And, you know, we’re still able to, to pay that dividend with coverage on it, uh, because of that hedge profile. And that’s something we’ll continue to do on a go-forward basis, is to use hedging, to mitigate risks around the commodity. This has always been a, a volatile industry. It’s known as a boom and bust industry, and we have wanted to kind of smooth out that boom and bust.

And so that’s why we don’t participate in drilling wells. That’s why we use this, uh, conservative hedging, approach, use conservative leverage, et cetera. Uh, because, you know, our opinion is that when commodity prices are high, that’s great. We’ll figure out how to make more money in that situation, even though we’re hedged.

And then when commodity prices are low, not only are we protecting our business, but we’re making sure that we’re in business so that we can go make those good acquisitions that happen, uh, once, you know, other people start to feel, you know, the, uh, the pain from that volatility.

Tom: Yeah. Yeah. I, I think another strength you have and, and correct me if I’m wrong. 3% of revenue is CapEx.

Will: Yeah.

Tom: I mean that’s, like extraordinary.

Will: I mean, the reality is that that number on our assets is really zero. Uh, in terms of CapEx, the 3% we’re reinvesting is we tend to buy in some of our third party services where it makes sense economically to do so.

And that’s what we spend our CapEx on. If you look at kind of how this comps out versus, you know, peers or at least other oil and gas companies, you know, people who are in that development mindset are probably reinvesting, you know, 80 to a hundred percent of their free cash flow into new development.

There’s another kind of sub-sector of guys who are focused on cash flow and production similar to how we are less focused on efficiency. And they have some drilling. Uh, and so they may be investing 20 to 40% of their free cash flow into development. and then you have Presidio where it is zero. We do not drill.

We think the economics for us are, are way better to go and acquire assets and improve those assets rather than, uh, creating new oil out of the ground.

Tom: You’re just like so different than what people normally think of. Hey, I’m gonna allocate something into this industry, but you’re like totally different.

Will: Yeah. It’s a differentiated story. One of the investors who we met with recently, uh, remarked that it was unknown and uncovered, and as a result he was, you know, a strong buy. Uh, because –

Tom: Big time.

Will: – it’s, uh, I think it’s fundamentally different than what other people are doing. We have a proven track record of generating the best returns in the industry is a private company, and now we have an opportunity to take that into the public markets.

Tom: And then, um, you know, obviously you mentioned the balance sheet and maintaining a low leverage ratio, I think slightly over two, uh, that helps you with the acquisition strategy. And we talked about the TAM, but what specific criteria, and as much as you can share it, do you look at, when you’re looking at, you know, maybe you have 20 opportunities, how do you prioritize the funnel?

Will: Yeah, so we, we tend to look at, um, at a matrix where we look at things that are widely marketed versus negotiated, and then highly actionable versus less actionable, and kind of put things into their respective box and focus on the things that are actionable. Almost every asset today is getting marketed by a bank, in the industry.

That’s just kind of become the standard, thing to do. We’ve been successful in navigating those auctions. We tend to know, you know, where the market prices are for these various assets, but a new opportunity comes across the transom, you know, we look at it for, first of all, you know, is it a cashflow asset, not a development asset?

And then obviously, we’ll cast aside the development assets, but of those cashflow assets, is it have a decline rate that’s, you know, commensurate with what we have as our existing business. So in terms of asset quality, is it, you know, kind of neutral or accretive to what we have? Is it, in an area where, you know, we have good access to being able to sell the oil and natural gas, uh, without a lot of volatility in local pricing?

And then importantly, is it a type of asset where we think we have an opportunity to come in and really make it more efficient? Because it’s being operated by a seller who we know and who we know could be improved on, or maybe is being operated by somebody who is just focused on drilling new wells.

And so they’re not focused on the optimization of their existing production, you know, how compelling is that story. And that’ll, you know, kind of inform how much time we should spend on it.

Tom: Yeah. Um, looking out five years, will, and without getting into numbers or anything, but what do you kind of envision for Presidio in terms of like scale and geographic footprint and general returns for shareholders?

Will: Yeah, and I’m happy to, to throw out numbers because I like I like, I like big numbers. Um, my goal as this, US oil and gas industry matures and things become more and more production heavy and less development heavy that, you know, we are known as the consolidator of those, uh, assets.

You know, I look back to companies like XDO and others, you know, who. Started at kind of the size that we are and then eventually, you know, became $40 billion businesses and that would be something that, you know, would be, uh, an attractive path for us. So, you know, my near term target is to essentially 10X our EBITDA from the $115 million we have today to over a billion dollars.

That would be through, you know, making accretive acquisitions that, we’re able to generate significant returns in excess of our cost of capital. I’d like to see, you know, the dividend, get up into that targeted high twos up to, you know, $3 a share, and enjoy kind of the commensurate, trading premium that I think we’ll get from being able to grow the business like that.

Tom: That was Will Ulrich, founder and co-CEO of Presidio, which will trade under the symbol FTW upon the closing of the transaction with EQV.

Tom: Presidio is a differentiated oil and gas operator in that they’re focused on optimizing mature, producing oil and natural gas assets in the US versus drilling.

Tom: Their intent is to continue to acquire the wells, bring technology to the table -- including automation, Real-time analytics and AI -- so that they can make smart decisions on the ground.

Tom: And all of this controls costs and risks, and allows them numerous levers to create value for shareholders, including what is likely an underappreciated 13.5% dividend at $10 per share at close.

I’m Tom Ryan, we’ll see you next time, back in the arena.

Disclaimer: References to specific stocks are not intended to be recommendations for specific trading behavior. Comments presented on this podcast are intended for informational and educational purposes only, and do not represent opinions or recommendations on whether to buy, sell, or hold shares of a particular stock. All investors are advised to conduct their own independent research into individual stocks before making a trading decision. In addition, investors are advised that past stock performance is no guarantee of future price performance.

Forward-Looking Statements

This communication includes “forward-looking statements.” These include the expectations, hopes, beliefs, intentions or strategies regarding the future for EQV Ventures Acquisition Corp. (“EQV”), Presidio PubCo Inc. (“Presidio”), EQV Resources LLC (“EQV Resources”) or Presidio Investment Holdings LLC (“PIH”), or those of their respective management teams. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “potential,” “budget,” “may,” “will,” “could,” “should,” “continue” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Presidio’s, PIH’s, EQV Resources’ and EQV’s expectations with respect to future performance, the capitalization of EQV or Presidio after giving effect to the proposed business combination between EQV and PIH (the “proposed business combination”) and related transactions with EQV Resources and expectations with respect to the future performance and the success of the combined company following the consummation of the proposed business combination. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Presidio’s, PIH’s, EQV’s and EQV Resources’ management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied upon by any investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Presidio, PIH, EQV Resources and EQV. These forward-looking statements are subject to a number of risks and uncertainties, including changes in business, market, financial, political and legal conditions; benefits from hedges and expected production; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the shareholders of EQV is not obtained; failure to realize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Presidio to grow and manage growth profitably, maintain key relationships and retain its management and key employees; risks related to the uncertainty of the projected financial information with respect to PIH or Presidio; risks related to PIH’s current growth strategy; the occurrence of any event, change or other circumstances that could give rise to the termination of any definitive agreements with respect to the proposed business combination; the outcome of any legal proceedings that may be instituted against any of the parties to the potential business combination following its announcement and any definitive agreements with respect thereto; changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed business combination; risks that PIH or Presidio may not achieve their expectations; the ability to meet stock exchange listing standards following the proposed business combination; the risk that the proposed business combination disrupts the current plans and operations of PIH; costs related to the potential business combination; changes in laws and regulations; risks related to the domestication of EQV as a Delaware corporation; risks related to Presidio’s ability to pay expected dividends; the extent of participation in rollover agreements; the amount of redemption requests made by EQV’s public equity holders; and the ability of EQV or Presidio to issue equity or equity-linked securities or issue debt securities or enter into debt financing arrangements in connection with the proposed business combination or in the future. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by PIH, EQV, EQV Resources or Presidio resulting from the proposed business combination with the SEC, including under the heading “Risk Factors” in the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by Presidio, EQV Resources and PIH. If any of these risks materialize or any assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of Presidio, PIH, EQV Resources nor EQV presently know or that Presidio, PIH, EQV Resources or EQV currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by investors as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

In addition, forward-looking statements reflect Presidio’s, PIH’s, EQV Resources’ and EQV’s expectations, plans or forecasts of future events and views as of the date they are made. Presidio, PIH, EQV Resources and EQV anticipate that subsequent events and developments will cause Presidio’s. PIH’s, EQV Resources’ and EQV’s assessments to change. However, while Presidio, PIH, EQV Resources and EQV may elect to update these forward-looking statements at some point in the future, Presidio, PIH, EQV Resources and EQV specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Presidio’s, PIH’s, EQV Resources’ or EQV’s assessments as of any date subsequent to the date they are made. Accordingly, undue reliance should not be placed upon the forward-looking statements. None of Presidio, PIH, EQV Resources, EQV, or any of their respective affiliates have any obligation to update these forward-looking statements other than as required by law. In addition, this communication contains certain information about the historical performance of PIH. You should not view information related to the past performance of PIH as indicative of future results. Certain information set forth in this communication includes estimates and targets and involves significant elements of subjective judgment and analysis. No representations are made as to the accuracy of such estimates or targets or that all assumptions relating to such estimates or targets have been considered or stated or that such estimates or targets will be realized.

Non-GAAP Financial Information

This communication also includes certain forward-looking projections of financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) that are not reconcilable with GAAP measures due to their inherent uncertainty. Due to the forward-looking nature of such forward-looking non-GAAP financial measures used herein, management of Presidio, PIH and EQV cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures. Accordingly, Presidio, PIH and EQV are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable effort. Amounts excluded from these non-GAAP measures in future periods could be significant.

Additional Information and Where to Find It

In connection with the proposed business combination, Presidio, PIH and EQV Resources have filed the Registration Statement with the SEC, which includes a prospectus with respect to the combined company’s securities to be issued in connection with the proposed business combination and a proxy statement with respect to the shareholder meeting of EQV to vote on the proposed business combination. EQV, Presidio, EQV Resources and PIH also plan to file other documents and relevant materials with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed business combination. The Registration Statement was declared effective by the SEC on January 30, 2026. Mailing of the definitive proxy statement/prospectus to EQV’s shareholders of record as of January 30, 2026 commenced on January 30, 2026. The proxy statement/prospectus includes information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to EQV’s shareholders in connection with the proposed business combination. SECURITY HOLDERS OF EQV AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS AND RELEVANT MATERIALS RELATING TO THE PROPOSED BUSINESS COMBINATION THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED BUSINESS COMBINATION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND THE PARTIES TO THE PROPOSED BUSINESS COMBINATION. Shareholders are able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Presidio, PIH, EQV Resources and EQV once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. In addition, the documents filed by EQV may be obtained free of charge from EQV at www.eqvventures.com. Alternatively, these documents, when available, can be obtained free of charge from EQV or Presidio upon written request to EQV Ventures Acquisition Corp., 1090 Center Drive, Park City, Utah, 84098, Attn: Secretary, or by calling (405) 870-3781. The information contained on, or that may be accessed through the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

EQV, EQV Resources, PIH, Presidio and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of EQV in connection with EQV’s shareholder meeting. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of EQV’s executive officers and directors in the solicitation by reading EQV’s annual report on Form 10-K, filed with the SEC on March 31, 2025, the definitive proxy statement/prospectus, filed with the SEC on January 30, 2026, the Registration Statement and other relevant materials filed with the SEC in connection with the proposed business combination when they become available. Information concerning the interests of EQV’s participants in the solicitation, which may, in some cases, be different from those of EQV’s shareholders generally, is set forth in the proxy statement/prospectus and the Registration Statement.

No Offer or Solicitation

This communication shall not constitute a solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of EQV, PIH, EQV Resources or Presidio, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction in where such distribution or use would be contrary to local law or regulation.